NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Senior Vice President and CFO	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors	John O. Ambler	(713) 513-9513

AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
WEDNESDAY, JAN. 31, 2007

GROUP 1 AUTOMOTIVE COMPLETES FIRST ACQUISITION OF 2007

Acquires Sole BMW/Mini Franchises in Kansas City; Dispositions Announced

HOUSTON, Jan. 31, 2007 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced it has expanded its luxury offerings by acquiring the Baron Automotive Group in Kansas City, Kan. The acquisition consisting of two dealerships, Baron BMW/Mini and Baron Volkswagen, is expected to generate approximately $123 million in estimated annual revenues and will operate as part of the Central Region.

“This acquisition moves the needle of our import/luxury brand mix further towards our goal of 75 percent of new vehicle unit sales by year end,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “We are elated that our initial acquisition of 2007 includes the sole BMW and Mini franchises in the Kansas City market area.”

The impacts of this acquisition were included in both the 2007 full-year guidance and acquisition target of $600 million in estimated annual revenues that were announced on Jan. 8.

January Disposition Activity
Group 1 announced that it sold its Maxwell Chrysler South dealership in the Austin, Texas, market. The dealership generated $27.4 million in trailing twelve-month revenues.

Group 1 has received manufacturer approval to terminate its franchise agreement on its Bohn Ford store in New Orleans. Simultaneously, Group 1 reached agreement with the landlord to terminate its lease obligation. The dealership had remained closed since it incurred damages as a result of Hurricane Katrina in late 2005.

Group 1 will continue to evaluate its dealership portfolio and dispose of underperforming stores. The company anticipates incurring approximately $5 to $10 million in associated disposition charges primarily related to sale-leaseback exit costs in 2007.

About Group 1 Automotive, Inc.
Group 1 owns 105 automotive dealerships comprised of 144 franchises, 33 brands and 29 collision service centers in Alabama, California, Florida, Georgia, Kansas, Louisiana, Massachusetts, Mississippi, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements,” which are statements related to future, not past, events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, and (h) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.